Exhibit 99.1
BRINKER INTERNATIONAL REPORTS FOURTH QUARTER OF FISCAL 2023 RESULTS AND PROVIDES FISCAL 2024 FINANCIAL GUIDANCE
DALLAS (August 16, 2023) – Brinker International, Inc. (NYSE: EAT) today announced its financial results for the fourth quarter ended June 28, 2023, and provided financial guidance for fiscal 2024.
Fourth Quarter Fiscal 2023 Financial Highlights
Brinker International reported net income per diluted share of $1.19, in the fourth quarter of fiscal 2023, a 32.2% increase compared to the fourth quarter of fiscal 2022. Net income per diluted share, excluding special items (non-GAAP), was $1.39 in the fourth quarter of fiscal 2023, a 20.9% increase compared to the fourth quarter of fiscal 2022. Our results for the fourth quarter of fiscal 2023 were primarily driven by an increase in Company sales, favorable food and beverage costs as a percentage of Company sales, and favorable income taxes. Comparable sales increased 6.6%, with an increase in comparable restaurant sales of 6.3% for Chili’s and 9.1% for Maggiano’s. Comparable restaurant sales improved due to menu pricing and favorable item mix. Operating income margin increased to 5.5% and restaurant operating margin (non-GAAP) increased to 13.4% for the fourth quarter. During the fourth quarter of fiscal 2023, we amended our revolving credit facility to increase the capacity by $100.0 million to $900.0 million and successfully issued, in a private offering, $350.0 million 8.250% senior notes due 2030. Additionally, long-term debt decreased $87.0 million in fiscal 2023.
“We are proud of our team’s progress on improving operational performance and bringing our new strategy to life. Simplification, a focus on the Core Business, and key strategic investments in labor, repairs and maintenance, and advertising have driven a better guest & team member experience, stronger sales and improving margins,” said Kevin Hochman, Chief Executive Officer and President of Brinker International, Inc. “And that progress gives us confidence we have laid a strong foundation for continued sustainable & profitable growth in the long term.”
Fourth Quarter Financial Results

	Fourth Quarter			Fiscal Year
	2023	2022	Variance	2023	2022	Variance
Company sales(1)	$1,064.8	$1,012.2	$52.6	$4,093.2	$3,764.5	$328.7
Total revenues	$1,075.5	$1,021.5	$54.0	$4,133.2	$3,804.1	$329.1

Operating income	$59.3	$44.7	$14.6	$144.4	$159.5	$(15.1)
Operating income as a % of Total revenues	5.5%	4.4%	1.1%	3.5%	4.2%	(0.7)%
Restaurant operating margin, non-GAAP(1)(2)	$142.6	$126.2	$16.4	$460.1	$459.6	$0.5
Restaurant operating margin as a % of Company sales, non-GAAP(1)(2)	13.4%	12.5%	0.9%	11.2%	12.2%	(1.0)%
Net income	$54.2	$40.2	$14.0	$102.6	$117.6	$(15.0)
Adjusted EBITDA, non-GAAP(2)	$114.5	$100.2	$14.3	$345.6	$355.1	$(9.5)

Net income per diluted share	$1.19	$0.90	$0.29	$2.28	$2.58	$(0.30)
Net income per diluted share, excluding special items, non-GAAP(2)	$1.39	$1.15	$0.24	$2.83	$3.09	$(0.26)

Comparable Restaurant Sales(3)

	Q4:23 vs 22	FY:23 vs 22
Brinker	6.6%	8.1%
Chili’s	6.3%	7.0%
Maggiano’s	9.1%	17.3%
(1)Certain reclassifications have been made to prior year revenue amounts to enhance comparability to the fiscal 2023 presentation. See Basis of Presentation section below for more details.
(2)See Non-GAAP Information and Reconciliations section below for more details.
(3)Comparable Restaurant Sales include restaurants that have been in operation for more than 18 full months. Restaurants temporarily closed for 14 days or more are excluded from comparable restaurant sales. Percentage amounts are calculated based on the comparable periods year-over-year.
Full Year Fiscal 2024 Guidance
We are providing the following guidance for fiscal 2024 based on our current outlook. The uncertainties created by current macroeconomic conditions, among other risks, could cause actual results to differ materially from those projected.
•Total revenues are expected to be in the range of $4.27 billion - $4.35 billion;
•Net income per diluted share, excluding special items, non-GAAP, is expected to be in the range of $3.15 - $3.55;
•Weighted average shares are expected to be in the range of 45 million - 46 million; and
•Capital expenditures are expected to be in the range of $175 million - $195 million.
We are unable to reliably forecast special items without unreasonable effort. As such, we do not present a reconciliation of forecasted non-GAAP measures to the corresponding GAAP measures.
Basis of Presentation
Effective for the first quarter of fiscal 2023, we are presenting certain revenue streams within Company sales to better align with the presentation used within the casual dining industry. Our presentation of Franchise revenues will now include only revenues related to the franchise-operated restaurants. Comparative figures in prior years have been adjusted to conform to the current year’s presentation. These reclassifications have no effect on Total revenues or Net income previously reported.
Company sales include revenues generated by the operation of Company-owned restaurants including food and beverage sales, net of discounts, gift card breakage, Maggiano’s banquet service charge income, delivery, digital entertainment revenues, merchandise income and gift card discount costs from third-party gift card sales.
Franchise revenues include franchise royalties, franchise advertising fees, franchise and development fees and gift card program fees.

Fourth Quarter of Fiscal 2023 Operating Performance
Segment Performance
The table below presents selected financial information (in millions, except as noted) related to our segments’ operational performance for the thirteen week periods ended June 28, 2023 and June 29, 2022:

	Chili’s			Maggiano’s
	Fourth Quarter		Variance	Fourth Quarter		Variance
	2023	2022		2023	2022
Company sales(1)	$943.6	$895.0	$48.6	$121.2	$117.2	$4.0
Franchise revenues(1)	10.5	9.2	1.3	0.2	0.1	0.1
Total revenues	$954.1	$904.2	$49.9	$121.4	$117.3	$4.1

Company restaurant expenses(2)	$821.7	$787.5	$34.2	$100.2	$98.4	$1.8
Company restaurant expenses as a % of Company sales(1)	87.1%	88.0%	(0.9)%	82.7%	84.0%	(1.3)%

Operating income	$76.0	$59.5	$16.5	$16.0	$14.1	$1.9
Operating income as a % of Total revenues	8.0%	6.6%	1.4%	13.2%	12.0%	1.2%

Restaurant operating margin, non-GAAP(1)(3)	$121.9	$107.5	$14.4	$21.0	$18.8	$2.2
Restaurant operating margin as a % of Company sales, non-GAAP(1)(3)	12.9%	12.0%	0.9%	17.3%	16.0%	1.3%
(1)Certain reclassifications have been made to prior year revenue amounts to enhance comparability to the fiscal 2023 presentation. See Basis of Presentation section above for more details.
(2)Company restaurant expenses includes Food and beverage costs, Restaurant labor and Restaurant expenses, and excludes Depreciation and amortization, General and administrative and Other (gains) and charges.
(3)See Non-GAAP Information and Reconciliations section below for more details.
Chili’s
•Chili’s Company sales increased primarily due to increased menu pricing, and favorable menu item mix, partially offset by lower traffic.
•Chili’s Company restaurant expenses, as a percentage of Company sales, decreased primarily due to sales leverage and menu pricing, favorable commodity mix, and lower delivery & off-premise supplies, partially offset by commodity price inflation, increased staffing levels and hourly wage rates, advertising, and other restaurant expenses.
•Chili’s franchisees generated sales of approximately $227.0 million for the fourth quarter of fiscal 2023 compared to $207.6 million for the fourth quarter of fiscal 2022.
Maggiano’s
•Maggiano’s Company sales increased primarily due to increased menu pricing, slightly offset by unfavorable menu item mix and lower traffic.
•Maggiano’s Company restaurant expenses, as a percentage of Company sales, decreased primarily due to sales leverage and lower advertising, partially offset by increased staffing levels and hourly wage rates.

Income Taxes
•On a GAAP basis, the effective income tax rate was a benefit of 21.0% in the fourth quarter of fiscal 2023. The effective income tax rate is lower than the statutory rate of 21% due primarily to leverage of the FICA tip credit and the impact of aligning fiscal 2023 year-to-date tax expense with the current annual tax rate. Excluding the impact of special items, the effective income tax rate was a benefit of 9.0% in the fourth quarter of fiscal 2023.
Webcast Information
Investors and interested parties are invited to listen to today’s conference call, as management will provide further details of the quarter and business updates. The call will be broadcast live on Brinker’s website today, August 16, 2023 at 9 a.m. CDT:
https://investors.brinker.com/events/event-details/q4-2023-brinker-international-earnings-conference-call
For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on Brinker’s website until at least the end of the day August 16, 2024.
Additional financial information, including statements of income which detail operations excluding special items, franchise revenues, and comparable restaurant sales trends by brand, is also available on Brinker’s website under the Financial Information section of the Investor tab.
Forward Calendar
•SEC Form 10-K for the fiscal 2023 filing on or before August 28, 2023
•Earnings release call for the first quarter of fiscal 2024 on November 1, 2023
Non-GAAP Measures
Brinker management uses certain non-GAAP measures in analyzing operating performance and believes that the presentation of these measures in this release provides investors with information that is beneficial to gaining an understanding of the Company’s financial results. Non-GAAP disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of these non-GAAP measures are included in the tables below.
About Brinker
Brinker International, Inc. is one of the world’s leading casual dining restaurant companies and home of Chili’s® Grill & Bar, Maggiano’s Little Italy,® and the It’s Just Wings® virtual brand. Founded in 1975 in Dallas, Texas, we’ve ventured far from home, but stayed true to our roots. Brinker owns, operates or franchises more than 1,600 restaurants in the United States and 29 other countries and two U.S. territories. Our passion is making everyone feel special, and we hope you feel that passion each time you visit one of our restaurants or invite us into your home through takeout or delivery. Learn more about Brinker and its brands at brinker.com.
Forward-Looking Statements
The statements and tables contained in this release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend all forward-looking statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are made only based on our current plans and expectations as of the date such statements are made, and we undertake no obligation to update forward-looking statements to reflect events or circumstances arising after the date such statements are made. Forward-looking statements are neither predictions nor guarantees of future events or performance and are subject to risks and uncertainties which could cause actual results to differ materially from our historical results or from those projected in forward-looking statements. Such risks and uncertainties include, among other things, the impact of general economic conditions, including inflation, on economic activity and on our operations; disruptions on our business including consumer demand, costs, product mix, our strategic initiatives, our partners’ supply chains, operations, technology and assets, and our financial performance; the impact of competition; changes in consumer preferences; consumer perception of food safety; reduced consumer discretionary spending; unfavorable publicity; governmental regulations; the Company's ability to meet its business strategy plan; loss of key management personnel; failure to hire and retain high-quality restaurant management and team members; the impact of social media or other unfavorable publicity; reliance on technology and third party delivery providers; failure to protect the security of data of our guests and team members; product availability and supply chain disruptions; regional business and economic conditions; volatility in consumer, commodity, transportation, labor, currency and capital markets; litigation; franchisee success; technology failures; failure to protect our intellectual property; outsourcing; impairment of goodwill or assets; failure to maintain effective internal control over financial reporting; downgrades in credit ratings; changes in estimates regarding our assets; actions of activist shareholders; failure to comply with new environmental, social and governance (“ESG”) requirements; failure to achieve any goals, targets or objectives with respect to ESG matters; adverse weather conditions; terrorist acts; health epidemics or pandemics; tax reform; inadequate insurance coverage and limitations imposed by our credit agreements as well as the risks and uncertainties described in “Risk Factors” in our Annual Report on Form 10-K and future filings with the Securities and Exchange Commission.
Guidance Policy
Brinker provides annual guidance as it relates to key line items in the Consolidated Statements of Comprehensive Income (Unaudited). We are unable to reliably forecast special items such as restaurant impairments, restaurant closures, reorganization charges and legal settlements without unreasonable effort. As such, we do not present a reconciliation of forecasted non-GAAP measures to the corresponding GAAP measures. If special items are reported during fiscal 2023, reconciliations to the appropriate GAAP measures will be provided.

BRINKER INTERNATIONAL, INC.
Consolidated Statements of Comprehensive Income (Unaudited)
(In millions, except per share amounts)

	Thirteen Week Periods Ended		Fifty-Two Week Periods Ended
	June 28, 2023	June 29, 2022	June 28, 2023	June 29, 2022
Revenues
Company sales(1)	$1,064.8	$1,012.2	$4,093.2	$3,764.5
Franchise revenues(1)	10.7	9.3	40.0	39.6
Total revenues	1,075.5	1,021.5	4,133.2	3,804.1
Operating costs and expenses
Food and beverage costs	279.9	291.1	1,146.3	1,048.5
Restaurant labor	362.9	338.7	1,389.3	1,288.1
Restaurant expenses	279.4	256.2	1,097.5	968.3
Depreciation and amortization	42.3	41.3	168.5	164.4
General and administrative	38.8	35.3	154.5	144.1
Other (gains) and charges(2)	12.9	14.2	32.7	31.2
Total operating costs and expenses	1,016.2	976.8	3,988.8	3,644.6
Operating income	59.3	44.7	144.4	159.5
Interest expenses	14.5	11.3	54.9	46.1
Other income, net	—	(0.6)	(1.3)	(1.8)
Income before income taxes	44.8	34.0	90.8	115.2
Provision (benefit) for income taxes	(9.4)	(6.2)	(11.8)	(2.4)
Net income	$54.2	$40.2	$102.6	$117.6

Basic net income per share	$1.22	$0.92	$2.33	$2.62

Diluted net income per share	$1.19	$0.90	$2.28	$2.58

Basic weighted average shares outstanding	44.3	43.8	44.1	44.8

Diluted weighted average shares outstanding	45.3	44.6	45.0	45.6

Other comprehensive income
Foreign currency translation adjustments(3)	$0.1	$(0.5)	$(0.7)	$(0.6)
Other comprehensive income (loss)	0.1	(0.5)	(0.7)	(0.6)
Comprehensive income	$54.3	$39.7	$101.9	$117.0
(1)Certain reclassifications have been made to prior year revenue amounts to enhance comparability to the fiscal 2023 presentation. See Basis of Presentation section above for more details.

(2)Other (gains) and charges included in the Consolidated Statements of Comprehensive Income (Unaudited) included (in millions):

	Thirteen Week Periods Ended		Fifty-Two Week Periods Ended
	June 28, 2023	June 29, 2022	June 28, 2023	June 29, 2022
Restaurant level impairment charges	$12.1	$8.5	$12.1	$8.5
Restaurant closure asset write-offs and charges	1.7	2.0	8.3	3.7
Enterprise system implementation costs	1.4	1.0	4.7	2.4
Severance and other benefit charges	(0.2)	—	3.7	—
Lease contingencies	—	0.2	2.0	3.1
Remodel-related asset write-off	—	0.9	1.1	4.9
Loss from natural disasters, net of (insurance recoveries)	—	0.3	0.8	1.1
Gain on sale of assets, net	(3.7)	—	(3.7)	—
Other	1.6	1.3	3.7	7.5
Total other (gains) and charges	$12.9	$14.2	$32.7	$31.2
(3)Represents the unrealized impact of translating the financial statements of our Canadian restaurants from Canadian dollars to U.S. dollars. This amount is not included in Net income and would only be realized upon disposition of these restaurants.
BRINKER INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets (Unaudited)
(In millions)

	June 28, 2023	June 29, 2022
ASSETS
Total current assets	$183.3	$201.2
Net property and equipment	808.3	816.7
Operating lease assets	1,134.9	1,160.5
Deferred income taxes, net	93.4	62.5
Other assets	267.1	243.5
Total assets	$2,487.0	$2,484.4
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Total current liabilities	$535.9	$558.0
Long-term debt and finance leases, less current installments	912.2	989.1
Long-term operating lease liabilities, less current portion	1,125.8	1,151.1
Other liabilities	57.4	54.3
Total shareholders’ deficit	(144.3)	(268.1)
Total liabilities and shareholders’ deficit	$2,487.0	$2,484.4

BRINKER INTERNATIONAL, INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In millions)

	Fifty-Two Week Periods Ended
	June 28, 2023	June 29, 2022
Cash flows from operating activities
Net income	$102.6	$117.6
Adjustments to reconcile Net income to Net cash provided by operating activities:
Depreciation and amortization	168.5	164.4
Deferred income taxes, net	(30.9)	(11.7)
Stock-based compensation	14.4	18.6
Restructure and impairment charges	24.0	20.3
Net loss on disposal of assets	2.7	3.4
Other	1.8	3.0
Changes in assets and liabilities	(26.8)	(63.4)
Net cash provided by operating activities	256.3	252.2
Cash flows from investing activities
Payments for property and equipment	(184.9)	(150.3)
Proceeds from note receivable	4.5	2.1
Payments for franchise restaurant acquisitions	—	(106.6)
Proceeds from sale leaseback transactions, net of related expenses	—	20.5
Proceeds from sale of assets	5.5	0.1
Insurance recoveries	0.7	—
Net cash used in investing activities	(174.2)	(234.2)
Cash flows from financing activities
Borrowings on revolving credit facility	765.0	720.5
Payments on revolving credit facility	(875.0)	(620.5)
Proceeds from issuance of long-term debt	350.0	—
Payments on long-term debt	(322.1)	(23.7)
Purchases of treasury stock	(5.0)	(100.9)
Proceeds from issuance of treasury stock	12.5	0.4
Payments for debt issuance costs	(5.3)	(3.1)
Payments of dividends	(0.6)	(1.1)
Net cash used in financing activities	(80.5)	(28.4)
Net change in cash and cash equivalents	1.6	(10.4)
Cash and cash equivalents at beginning of period	13.5	23.9
Cash and cash equivalents at end of period	$15.1	$13.5

BRINKER INTERNATIONAL, INC.
Restaurant Summary

			Fiscal 2023 New Openings (1)
	Total Restaurants Open at June 28, 2023	Total Restaurants Open at June 29, 2022	Fourth Quarter Openings	Fiscal Year Openings
Company-owned restaurants
Chili’s domestic	1,130	1,131	7	14
Chili’s international	5	5	—	—
Maggiano’s domestic	50	52	—	—
Total Company-owned	1,185	1,188	7	14
Franchise restaurants
Chili’s domestic	101	101	—	2
Chili’s international	369	359	4	18
Maggiano’s domestic	2	2	—	—
Total franchise	472	462	4	20
Total Company-owned and franchise
Chili’s domestic	1,231	1,232	7	16
Chili’s international	374	364	4	18
Maggiano’s domestic	52	54	—	—
Total	1,657	1,650	11	34
(1)Chili’s domestic company-owned restaurants openings count excludes one relocation during the second quarter of fiscal 2023.
NON-GAAP INFORMATION AND RECONCILIATIONS
Comparable Restaurant Sales
Q4 23 and Q4 22

	Comparable Restaurant Sales(1)		Price Impact		Mix-Shift(2)		Traffic
	Q4:23 vs 22	Q4:22 vs 21	Q4:23 vs 22	Q4:22 vs 21	Q4:23 vs 22	Q4:22 vs 21	Q4:23 vs 22	Q4:22 vs 21
Company-owned	6.6%	3.1%	9.4%	5.2%	4.1%	2.3%	(6.9)%	(4.4)%
Chili’s	6.3%	0.3%	9.4%	5.2%	4.6%	0.8%	(7.7)%	(5.7)%
Maggiano’s	9.1%	30.1%	9.5%	5.1%	(0.2)%	7.1%	(0.2)%	17.9%
Franchise(3)	4.8%	17.4%
U.S.	2.9%	2.0%
International	5.9%	28.7%
Chili’s domestic(4)	6.0%	0.1%
System-wide(5)	6.3%	5.2%

FY 23 and FY 22

	Comparable Restaurant Sales(1)		Price Impact		Mix-Shift(2)		Traffic
	FY:23 vs 22	FY:22 vs 21	FY:23 vs 22	FY:22 vs 21	FY:23 vs 22	FY:22 vs 21	FY:23 vs 22	FY:22 vs 21
Company-owned	8.1%	12.3%	9.0%	3.3%	4.4%	4.7%	(5.3)%	4.3%
Chili’s	7.0%	8.6%	9.2%	3.3%	4.7%	2.6%	(6.9)%	2.7%
Maggiano’s	17.3%	53.0%	7.9%	2.9%	2.8%	16.4%	6.6%	33.7%
Franchise(3)	9.6%	19.2%
U.S.	3.3%	7.5%
International	13.3%	28.9%
Chili’s domestic(4)	6.5%	8.3%
System-wide(5)	8.4%	13.2%
(1)Comparable Restaurant Sales include all restaurants that have been in operation for more than 18 full months. Restaurants temporarily closed 14 days or more are excluded from Comparable Restaurant Sales. Percentage amounts are calculated based on the comparable periods year-over-year.
(2)Mix-Shift is calculated as the year-over-year percentage change in Company sales resulting from the change in menu items ordered by guests.
(3)Chili’s and Maggiano’s franchise sales generated by franchisees are not included in Total revenues in the Consolidated Statements of Comprehensive Income (Unaudited); however, we generate royalty revenues and advertising fees based on franchisee revenues, where applicable. We believe presenting Franchise Comparable Restaurant Sales provides investors relevant information regarding total brand performance.
(4)Chili’s domestic Comparable Restaurant Sales percentages are derived from sales generated by Company-owned and franchise-operated Chili’s restaurants in the United States.
(5)System-wide Comparable Restaurant Sales are derived from sales generated by Chili’s and Maggiano’s Company-owned and franchise-operated restaurants.
Reconciliation of Net Income Excluding Special Items (in millions, except per share amounts)
Brinker believes excluding special items from its financial results provides investors with a clearer perspective of the Company’s ongoing operating performance and a more relevant comparison to prior period results.

	Fourth Quarter				Fiscal Year
	Q4 23	EPS Q4 23	Q4 22	EPS Q4 22	FY 23	EPS FY 23	FY 22	EPS FY 22
Net income, GAAP	$54.2	$1.19	$40.2	$0.90	$102.6	$2.28	$117.6	$2.58
Special items - Other (gains) and charges(1)	12.9	0.28	14.2	0.32	32.7	0.73	31.2	0.68
Special items - Depreciation	0.1	—	0.1	—	0.4	—	0.5	0.01
Special items - Interest	—	—	—	—	—	—	0.7	0.02
Income tax effect related to special items(2)	(3.2)	(0.06)	(3.5)	(0.07)	(8.2)	(0.18)	(8.0)	(0.18)
Special items, net of taxes	9.8	0.22	10.8	0.25	24.9	0.55	24.4	0.53
Adjustment for special tax items	(0.9)	(0.02)	0.2	—	(0.1)	—	(1.0)	(0.02)
Net income, excluding special items, non-GAAP	$63.1	$1.39	$51.2	$1.15	$127.4	$2.83	$141.0	$3.09
(1)See footnote (2) to the Consolidated Statements of Comprehensive Income (Unaudited) for additional details on the composition of Other (gains) and charges.
(2)Income tax effect related to special items is based on the statutory tax rate in effect at the end of each period.

Reconciliation of Restaurant Operating Margin (in millions, except percentages)
Q4 23

	Chili’s		Maggiano’s		Brinker
	Q4 23	Q4 22	Q4 23	Q4 22	Q4 23	Q4 22
Operating income, GAAP	$76.0	$59.5	$16.0	$14.1	$59.3	$44.7
Operating income as a % of Total revenues	8.0%	6.6%	13.2%	12.0%	5.5%	4.4%

Operating income, GAAP	$76.0	$59.5	$16.0	$14.1	$59.3	$44.7
Less: Franchise revenues(1)	(10.5)	(9.2)	(0.2)	(0.1)	(10.7)	(9.3)
Plus: Depreciation and amortization	36.6	35.5	3.2	3.2	42.3	41.3
General and administrative	8.7	8.6	1.8	1.8	38.8	35.3
Other (gains) and charges	11.1	13.1	0.2	(0.2)	12.9	14.2
Restaurant operating margin, non-GAAP(1)	$121.9	$107.5	$21.0	$18.8	$142.6	$126.2
Restaurant operating margin as a % of Company sales, non-GAAP(1)	12.9%	12.0%	17.3%	16.0%	13.4%	12.5%
(1)Certain reclassifications have been made to prior year revenue amounts to enhance comparability to the fiscal 2023 presentation. See Basis of Presentation section above for more details.
Fiscal 2023

	Chili’s		Maggiano’s		Brinker
	FY 23	FY 22	FY 23	FY 22	FY 23	FY 22
Operating income, GAAP	$221.9	$241.0	$54.1	$41.0	$144.4	$159.5
Operating income as a % of Total revenues	6.1%	7.1%	11.1%	9.7%	3.5%	4.2%

Operating income, GAAP	$221.9	$241.0	$54.1	$41.0	$144.4	$159.5
Less: Franchise revenues	(39.4)	(39.1)	(0.6)	(0.5)	(40.0)	(39.6)
Plus: Depreciation and amortization	145.3	139.8	13.0	13.4	168.5	164.4
General and administrative	35.5	33.3	7.8	8.0	154.5	144.1
Other (gains) and charges	22.0	23.3	1.4	0.0	32.7	31.2
Restaurant operating margin, non-GAAP	$385.3	$398.3	$75.7	$61.9	$460.1	$459.6
Restaurant operating margin as a % of Company sales, non-GAAP	10.7%	11.9%	15.6%	14.6%	11.2%	12.2%
Restaurant operating margin is not a measurement determined in accordance with GAAP and should not be considered in isolation, or as an alternative to operating income as an indicator of financial performance. Restaurant operating margin is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance of ongoing restaurant-level operations. This non-GAAP measure is not indicative of overall Company performance and profitability because this measure does not directly accrue benefit to the shareholders due to the nature of costs excluded.
We define Restaurant operating margin as Company sales less Food and beverage costs, Restaurant labor and Restaurant expenses. We believe this metric provides a more useful comparison between periods and enables investors to focus on the performance of restaurant-level operations by excluding revenues not related to food and beverage sales at Company-owned restaurants, corporate General and administrative expenses, Depreciation and amortization, and Other (gains) and charges. Restaurant operating margin as presented may not be comparable to other similarly titled measures of other companies in our industry.

Reconciliation of Adjusted EBITDA (in millions)
Brinker believes presenting Adjusted EBITDA provides a useful measure of our operating performance, excluding the impacts of financing costs, capital expenditures and special items. Adjusted EBITDA is not a measurement determined in accordance with GAAP and should not be considered in isolation. We define Adjusted EBITDA as Operating income before Depreciation and amortization and Other (gains) and charges.

	Fourth Quarter		Fiscal Year
	Q4 23	Q4 22	FY 23	FY 22
Net income, GAAP	$54.2	$40.2	$102.6	$117.6
Provision (Benefit) for income taxes	(9.4)	(6.2)	(11.8)	(2.4)
Other income, net	—	(0.6)	(1.3)	(1.8)
Interest expenses	14.5	11.3	54.9	46.1
Depreciation and amortization	42.3	41.3	168.5	164.4
Other (gains) and charges	12.9	14.2	32.7	31.2
Adjusted EBITDA, non-GAAP	$114.5	$100.2	$345.6	$355.1

FOR ADDITIONAL INFORMATION, CONTACT:

MIKA WARE
INVESTOR RELATIONS
investor.relations@brinker.com

MEDIA RELATIONS
media.requests@brinker.com

(800) 775-7290
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